Exhibit 10.4

DATED 14 NOVEMBER 2012

LAXTON PROPERTIES LIMITED

as Landlord

LEARNING TREE INTERNATIONAL LIMITED

as Tenant

LEARNING TREE INTERNATIONAL INC

as Guarantor

LEASE

of

Part Sixth Floor

Euston House 24 Eversholt Street London NW1 1DB

Berwin Leighton Paisner LLP

Adelaide House London Bridge London EC4R 9HA

Tel: +44 (0)20 3400 1000 Fax: +44 (0)20 3400 1111

Contents

Clause	Name	Page

1	Definitions and interpretation	1
2	The letting terms	5
3	Tenant’s covenants	5
4	Provisos	17
5	Landlord’s covenants	20
6	Sustainability	20
7	Obligations in the Schedules to this Lease	20
8	Guarantee provision	21
9	Expert determination	23
10	Exclusion of security of tenure	24
11	Covenant status of this Lease	24
12	Implied rights of enforcement by third parties excluded	24

Schedule	Name	Page

1	The Premises	26
1	Part 1 Description of the Premises	26
1	Part 2 Rights enjoyed with demise	27
1	Part 3 Exceptions and reservations	28
1	Part 4 Encumbrances	28

2	Insurance provisions	29

3	Service charge provisions	35
3	Part 1 Obligations of the parties	35
3	Part 2 Essential services and heads of charge	42
3	Part 3 Discretionary services and heads of charge	43

4	Guarantee provisions	45
4	Part 1 Form of guarantee on assignment	45
4	Part 2 Form of authorised guarantee agreement	47

Execution Page		49

DATED 14 NOVEMBER 2012

PARTIES

(1)	LAXTON PROPERTIES LIMITED (a company incorporated and registered under the laws of British Virgin Islands with registered number 1632190) whose registered office is at PO Box 3174 Road Town British Virgin Islands (the “Landlord”)

(2)	LEARNING TREE INTERNATIONAL LIMITED (company no 1392643) whose registered office is at Leatherhead House Station Road Leatherhead Surrey KT22 7FG (the “Tenant”)

(3)	LEARNING TREE INTERNATIONAL INC (a company incorporated and registered under the laws of the State of Delaware whose registered office is at 1805 Library Street Reston Virginia 20190 USA (the “Guarantor”)

OPERATIVE PROVISIONS

1	DEFINITIONS AND INTERPRETATION

1.1	In this Lease:

“Advisory Report”, “Asset Rating”, “Display Energy Certificate”, “Energy Performance Certificate” “Operational Rating” and “Recommendation Report” have the meanings given to those terms in the EPB Regulations (as defined below).

“Building” means the building of which the Premises form part (as shown edged red on Plan 1) and each and every part of the Building and any other areas the use and enjoyment of which is appurtenant to the Building, whether or not within the structure of the Building.

“Common Parts” means those parts of the Building (whether or not within the structure of the Building) to be used in common by any of the Tenant, other tenants and occupiers of the Building, the Landlord, and those properly authorised or permitted by them to do so, and “Common Parts” includes (but without limitation) the entrance hall, reception area, corridors, lobbies, staircases, lavatories, access ways, passages, lifts, lift lobbies, external paviours and other such amenities, but excluding any such parts as may be within the Premises.

“Conducting Media” means drains, sewers, conduits, flues, gutters, gullies, channels, ducts, shafts, watercourses, pipes, cables, wires, mains, electrical risers, aerials and any other conducting media.

“CRC Scheme” means the scheme implemented under the Climate Change Act 2008 and the CRC Efficiency Scheme Order 2010 or any similar scheme or other scheme replacing such scheme from time to time.

“Encumbrances” means the restrictions, stipulations, covenants, rights, reservations, provisions and other matters contained, imposed by or referred to in the documents, brief particulars of which are set out in Schedule 1, Part 4 (Encumbrances).

“Energy Costs” means a fair and reasonable proportion of the Landlord’s Energy Management Costs which is attributable on a fair and reasonable basis to the Premises which proportion shall be based:

(a)	(in the case of energy supplies that are not separately metered) on a comparison of the energy supplied to the Premises with the energy supplied to all of the lettable areas; and

(b)	(in the case of energy supplies that are separately metered) on energy supplied to the Premises as evidenced by the meters or other measuring devices serving the Premises.

“EPB Regulations” means the Energy Performance of Buildings (Certificates and Inspections) (England and Wales) Regulations 2007.

“Index” means the all-items retail prices index published by the Office for National Statistics provided that:

(a)	if the Index is re-based after the denominator of any relevant calculation under this Lease is published, but before the relevant numerator is published, then an appropriate adjustment shall be made in the relevant calculation under this Lease to ensure that both the numerator and denominator are calculated on the same basis.

(b)	If the Index ceases to be published then there shall be substituted in the calculation in the relevant clause of this Lease such other index as the Landlord and the Tenant shall agree or failing agreement as shall be determined by an independent expert pursuant to Clause 9 (Expert determination) of this Lease as being a generally respected measure of the general increase in retail prices; and

(c)	if, because of any change after the date of this Lease in the method used to compile the Index or for any other reason it becomes impossible or impracticable to calculate fairly the fraction referred to in the relevant clause of this Lease by reference to the Index, or if any dispute or question arises between the parties to this Lease with respect to any such calculation pursuant to this Lease or with respect to the construction or effect of this provision, then such dispute or question shall be referred to an independent expert pursuant to Clause 9 (Expert determination) of this Lease.

“Insured Risks” has the meaning given to it in Schedule 2 (Insurance provisions).

“Interest” means interest at the rate of 3% over the base rate of Barclays Bank PLC from time to time (as well after as before judgment), or such other comparable rate as the Landlord may reasonably designate if the base rate ceases to be published.

“Landlord” includes all persons from time to time entitled to the immediate reversion to this Lease.

“Landlord’s Energy Management Costs” means the costs of allowances purchased by or incurred by the Landlord in respect of the supply or consumption of energy, to the Premises and/or Building or relating to emissions consequential upon that supply or consumption from the Building pursuant to or in connection with the CRC Scheme.

“Lease” includes any documents supplemental to this lease.

“Lettable Area” means a part of the Building designed or intended for letting or exclusive occupation (except in connection with any Management Areas) the boundaries of any Lettable Area being determined in a substantially similar manner as the Premises under Schedule 1.

“Management Areas” means a part of the Building used for administration, security, building management and/or control maintained by the Landlord for the purposes of managing the Building and/or Premises and providing the services.

“Measuring Code” means the Code of Measuring Practice published by the Royal Institute of Chartered Surveyors (Sixth Edition, 2007).

“Net Internal Area” means the net internal area as defined in the Measuring Code.

“Outgoings” means (in relation to the Premises) all non-domestic rates, (including rates for unoccupied property), water rates, water charges and all existing and future rates, taxes, charges, assessments, impositions and outgoings whatsoever (whether parliamentary or local) which are now or may at any time be payable, charged or assessed on property, or the owner or occupier of property, but “taxes” in this context does not include value added tax, nor any taxes imposed on the Landlord in respect of the yearly rent reserved by this Lease, or in respect of a disposal of the interest in immediate reversion to this Lease.

“Planning Acts” means “the consolidating Acts” as defined in the Planning (Consequential Provisions) Act 1990 and any other legislation relating to town and country planning in force from time to time.

“Premises” means the property described in Schedule 1, Part 1 (Description of the Premises) and each part of the Premises.

“Tenant” includes the Tenant’s successors in title and assigns in whom this Lease may for the time being be vested.

“Term” means the term of years granted by this Lease.

“Uninsurable Risk” means a risk falling within the definition of Insured Risks in respect of which insurance is not available in the London insurance market or is only available on terms which the Landlord reasonably determines are unacceptable or only partly acceptable, but a risk does not become an Uninsurable Risk by reason only if:

(a)	being excluded, or partially excluded, from cover due to standard exclusion provisions on the policy;

(b)	standard exclusion provisions in relation to a level of excess on the policy; or

(c)	rejection by the insurer of liability, or some part of it, due to vitiation by the Tenant.

“Unsecured Underletting” means an underletting of the whole of the Premises in relation to which the underlessor and the underlessee have agreed to exclude the provisions of sections 24 to 28 of the Landlord and Tenant Act 1954 and before completion of the underletting or, if earlier, the underlessee’s contractual obligation to enter into the underletting have duly carried out the requirements of schedules 1 and 2 of the Regulatory Reform (Business Tenancies) (England and Wales) Order 2003 to render their agreement valid.

“Use Classes Order” means the Town and Country Planning (Use Classes) Order 1987 as amended by the Town and Country Planning (Use Classes) (Amendment) (England) Order 2005 in the form current at the date of this Lease.

“Utilities” means electricity, gas, water, sewage, signals, telecommunications, satellite and data communications and all other energy supplies and forms of utility.

1.2	Any obligation on a party to this Lease to do any act includes an obligation to procure that it is done.

1.3	Where the Tenant is placed under a restriction in this Lease, the restriction includes the obligation on the Tenant not to knowingly permit or allow the infringement of the restriction by any person under the reasonable control of the Tenant.

1.4	References to liability include, where the context allows, claims, demands, proceedings, damages, losses, costs and expenses.

1.5	The Clause and paragraph headings in this Lease are for ease of reference only and are not to be taken into account in the interpretation of any provision to which they refer.

1.6	Unless the contrary intention appears, references:

(a)	to defined terms are references to the relevant defined term in Clause 1.1;

(b)	to numbered Clauses and Schedules are references to the relevant Clause in, or Schedule to, this Lease; and

(c)	to a numbered paragraph in any Schedule are references to the relevant paragraph in that Schedule.

1.7	Words in this Lease denoting the singular include the plural meaning and vice versa.

1.8	References in this Lease to any statutes or statutory instruments include any statute or statutory instrument amending, consolidating or replacing them respectively from time to time in force (save in respect of references to the Use Classes Order), and references to a statute include statutory instruments and regulations made pursuant to it.

1.9	Words in this Lease importing one gender include both other genders, and may be used interchangeably, and words denoting natural persons, where the context allows, include corporations and vice versa.

1.10	For the purposes of this Lease, two companies are members of the same group if one is the subsidiary of the other, or both are subsidiaries of a third company, “subsidiary” having the meaning given to it in section 1159 of the Companies Act 2006.

1.11	At any time that the parties of the second or third parts to this Lease are two or more persons, the expressions the “Tenant” or the “Guarantor” includes the plural number, and obligations in this Lease expressed or implied to be made with or by the Tenant or the Guarantor are to be treated as made with or by such individuals jointly and severally.

2	THE LETTING TERMS

The Landlord in consideration of the rent reserved by, and the covenants in, this Lease at the request of the Guarantor lets to the Tenant all the Premises together with the rights set out in Schedule 1, Part 2 (Rights enjoyed with demise) and except and reserved to the Landlord the rights set out in Schedule 1, Part 3 (Exceptions and reservations) commencing on 14 November 2012 and expiring on 23 August 2014 subject to and with the benefit of the Encumbrances the Tenant paying during the Term:

(a)	the yearly rent of £208,488.00 by equal quarterly payments in advance on the usual quarter days in every year, the first (or a proportionate part) of such payments in respect of the period commencing on the date of this Lease and ending on the following quarter day to be made on the grant of this Lease; and

(b)	as additional rent:

(i)	the monies payable by the Tenant under Schedule 2 (Insurance provisions) and Schedule 3 (Service charge provisions) commencing on the grant of this Lease;

(ii)	Interest payable by the Tenant under the terms of this Lease; and

(iii)	such value added tax as may be chargeable on the rent and the other additional rents reserved by this Lease.

3	TENANT’S COVENANTS

The Tenant covenants with the Landlord during the Term as set out in this Clause 3 (Tenant’s covenants).

3.1	Rent

3.1.1	To pay the yearly rent reserved by this Lease, free from any deductions and rights of set-off (unless required by statute), at the times and in the manner required in Clause 2(a) and by means of a standing order to the Tenant’s bankers or by electronic means in favour of the Landlord.

3.1.2	To pay the additional rents reserved by this Lease at the times and in the manner specified.

3.2	Interest

3.2.1	To pay Interest on so much of the yearly rent reserved by this Lease as remains unpaid for seven days after it has become due for payment.

3.2.2	To pay Interest on so much of the additional rents, arrears of reviewed rent and any accrued interest and other monies (not being rent) payable under this Lease as remain unpaid for fourteen days after the date of demand from the date of demand until payment is made to the Landlord:

3.2.3	To pay Interest under Clause 3.2.1 for any period during which the Landlord properly refuses to accept the tender of payment because of a material unremedied breach of covenant of the Tenant.

3.3	Outgoings and contributions

3.3.1	To pay Outgoings.

3.3.2	To pay for all charges relating to the supply and consumption of Utilities to or at the Premises including connection, hire charges, meter charges, standing charges and also that part of the Landlord’s Energy Management Costs which the Landlord or the Landlord’s surveyor reasonably attributes to the Premises.

3.4	Repair

To repair and keep the Premises in good and substantial repair and condition (except in respect of damage by Insured Risks as allowed in Schedule 2 (Insurance provisions)).

3.5	Decorations

3.5.1	To decorate the inside of the Premises in the year 2017 and in the last three months of the Term (however it may terminate) with two coats of good quality paint or good quality polish, and with paper for those parts normally papered, or other suitable and appropriate materials of good quality, in a workmanlike manner (the decorations in the last three months of the Term to be executed in such colours, patterns and materials as the Landlord may reasonably require) but provided that the Tenant shall not be obliged to decorate the inside of the Premises more than once in any 12 month period.

3.5.2	To replace the carpets at the Premises in the last three months of the Term (however it may terminate) with good quality carpet tile floor finish (equivalent to quality of £25 per square metre supply price in August 2012) as approved by the Landlord (such approval not to be unreasonably withheld or delayed).

3.6	Landlord’s right of inspection and right of repair

3.6.1	To permit the Landlord and its employees or agents at reasonable times upon at least 48 hours prior written notice and at reasonable times to enter the Premises and examine their condition and also to take a schedule of fixtures and fittings in the Premises.

3.6.2	If any breach of covenant, defects, disrepair, removal of fixtures and fittings or unauthorised alterations or additions are found on inspection for which the Tenant is liable, then, on written notice from the Landlord, to execute to the reasonable satisfaction of the Landlord or its surveyor all repairs, works, replacements or removals required within three months (or sooner if reasonably necessary) after receipt of such written notice.

3.6.3	If the Tenant fails to comply with a notice under Clause 3.6.2, the Landlord may itself or by its workpeople or agents enter the Premises and execute the repairs, works, replacements or removals referred to in Clause 3.6.2 making good all physical damage caused and causing as little disturbance to the Tenant and any undertenant and occupiers as is reasonably possible.

3.6.4	To pay to the Landlord within 14 days of demand all expenses properly incurred under Clause 3.6.3 (the expenses and any Interest on them to be recoverable as rent in arrear).

3.7	Yield up in repair at the end of the Term

3.7.1	At the expiry or sooner termination of the tenancy created by this Lease:

(a)	quietly to yield up the Premises repaired, maintained, cleaned, decorated and kept in accordance with the Tenant’s covenants in this Lease (except in respect of damage by Insured Risks as allowed in Schedule 2 (Insurance provisions)) and (except to the extent that the Tenant is under an obligation to reinstate the Premises) with all additions and improvements and all fixtures in the Premises (except tenant’s or trade fixtures belonging to the Tenant) and so that the Premises are in an open plan condition with all partitions removed and decorated and carpeted in accordance with Clause 3.5 (Decorations).

(b)	unless the Landlord requires otherwise, to remove from the Premises all the Tenant’s belongings, that is to say trade fixtures and fittings and all notices, notice boards and signs bearing the name of, or otherwise relating to, the Tenant (including in this context any persons deriving title to the Premises under the Tenant) or its business; and

(c)	to make good to the reasonable satisfaction of the Landlord all damage to the Premises and the Building resulting from the removal of the Tenant’s belongings from the Premises.

3.7.2	If the Tenant fails to leave the Premises in the condition specified in Clause 3.7.1 then, without prejudice to any other claim the Landlord may have following such default, to pay to the Landlord the proper and reasonable cost of remedying such default.

3.8	Landlord’s right of entry for repairs, etc

3.8.1	To permit the Landlord or other owners, tenants or occupiers of the Building or any adjoining or neighbouring property and their respective agents, workmen and employees to enter the Premises at reasonable times, after giving to the Tenant at least 48 hours prior written notice (except in an emergency):

(a)	to alter, maintain or repair the Building or the adjoining premises or property of the Landlord or person so entering; or

(b)	to construct, alter, maintain, repair or fix anything serving such property and running through or on the Premises; or

(c)	to comply with an obligation to any third party having legal rights over the Building and the Premises; or

(d)	in exercise of a right or to comply with an obligation of repair, maintenance or renewal under this Lease; or

(e)	in connection with the development of the remainder of the Building or any adjoining or neighbouring land or premises, including the right to build on or into, or extend, any boundary wall of the Premises, without payment of compensation for any nuisance, annoyance, inconvenience, damage or loss caused to the Tenant, provided that the exercise of such rights will not materially adversely affect the Tenant’s use and enjoyment of the Premises and subject to the Landlord (or other person entering) exercising the right in a proper manner causing as little interference and disruption as possible to the Tenant and other permitted occupiers of the Premises and making good any damage caused to the Premises without unreasonable delay.

3.8.2	On becoming aware of any defects in the Building, which are “relevant defects” for the purposes of section 4 of the Defective Premises Act 1972, to give notice of them to the Landlord as soon as reasonably practicable.

3.9	Alterations

3.9.1	Not to make any alterations or additions to, or affecting the structure or exterior of the Premises or the appearance of the Premises as seen from the exterior.

3.9.2	To submit to the Landlord sufficient information to enable the Landlord to assess the impact of the proposed alteration on the energy efficiency, Operational Rating or Asset Rating of the Premises or the Building.

3.9.3	Not without the consent of the Landlord to make any other alterations or additions to the Premises (but the erection, alteration or removal by the Tenant of internal demountable partitioning, and consequential adjustments of ducting, ceiling tiles, light fittings and wiring, is authorised without such consent if the plans of the partitions (or details of the alteration or removal of partitioning) are deposited with the Landlord not less than 7 days before such works commence).

3.9.4	If any of the alterations or additions to the Premises permitted by the Landlord under Clause 3.9.3 are mechanical or engineering works to procure:

(a)	that they are carried out only by a contractor approved by the Landlord (such approval not to be unreasonably withheld or delayed); and

(b)	at the Landlord’s reasonable request, the delivery to the Landlord of duty of care undertakings in terms acceptable to the Landlord by the contractors carrying out the alterations and additions and, as the case may be, by the consultants engaged in connection with their design or supervision.

3.9.5	At the expiry or sooner termination of the tenancy created by this Lease, to the extent required by the Landlord to reinstate the Premises by removing any alterations made by the Tenant to the Premises during the Term so as to yield up the Premises in an open plan configuration with all stud and demountable partitioning removed and with all damage due to such removal made good, such reinstatement to be carried out under the supervision and to the reasonable satisfaction of the Landlord or the Landlord’s surveyor and taking into account the obligation in Clause 3.7.1(a).

3.10	Alienation

3.10.1	Not to assign or charge or underlet part only of the Premises.

3.10.2	Not to assign or charge this Lease without the consent of the Landlord but, subject to the operation of the following provisions of this Clause 3.10.2, such consent is not to be unreasonably withheld or delayed:

(a)	the Landlord may, in addition to reasonable grounds, withhold its consent to an application by the Tenant for licence to assign this Lease unless (for the purposes of section 19(1A) of the Landlord and Tenant Act 1927) the conditions in this Clause 3.10.2(a) are met; that:

(i)	at the time of the assignment, there are no arrears of the principal yearly rent or other monies due to the Landlord (save in respect of monies which are the subject of a bona fide dispute);

(ii)	at the time of assignment, the Tenant enters into an authorised guarantee agreement, the operative provisions of which are in the form required in Schedule 4, Part 2 (Form of authorised guarantee agreement); and

(iii)	on an assignment by the Tenant to a company which is another member of the same group of companies, the ultimate holding company (unless it is the assignee, or it would itself be giving an authorised guarantee agreement), enters into a guarantee (the operative provisions of which are in the form required in Schedule 4, Part 1 (Form of guarantee on assignment)) but if the ultimate holding company would otherwise be released from liability, the Landlord may require another substantial member of the group to give the guarantee;

(b)	the Landlord may withhold consent to a proposed assignment if, in the reasonable opinion of the Landlord, the value of the Landlord’s reversion to this Lease would be adversely affected by the proposed assignment (on the assumption, if not the fact, that the Landlord wished to sell the reversion immediately after the proposed assignment); and

(c)	on an assignment by the Tenant, the Landlord may require, if it is reasonable to do so, a guarantee of the tenant covenants of the assignee from a guarantor who is reasonably acceptable to the Landlord (the operative provisions of which are in the form required in Schedule 4, Part 1 (Form of guarantee on assignment)).

3.10.3	Not to underlet the whole of the Premises without the consent of the Landlord, but subject to the operation of the provisions of Clause 3.10.4, Clause 3.10.5 and Clause 3.10.6 such consent is not to be unreasonably withheld or delayed.

3.10.4	On the grant of an underlease, to obtain covenants by deed from the underlessee direct with the Landlord in such form as the Landlord may reasonably require that the underlessee will:

(a)	not assign, sub-underlet or charge part only of the premises underlet;

(b)	not part with or share possession or occupation of the whole or any part of the premises underlet, nor grant rights to third parties over them except by a permitted assignment or sub-underletting of the whole of the premises underlet;

(c)	not assign, or charge or sub-underlet the whole of the premises underlet or permit further sub-underletting of the whole of the premises sub-underlet without obtaining the previous consent of the Landlord under this Lease (not to be unreasonably withheld or delayed); and

(d)	provide for the inclusion in any sub-underleases granted out of the underlease (whether immediate or mediate) of covenants to the same effect as those contained in this Clause 3.10.4 and Clause 3.10.5 and Clause 3.10.6.

3.10.5	On the grant of any underlease:

(a)	not to reserve or take a premium or fine nor give a reverse premium or other such inducement to the underlessee save for a rent free period or inducement which is at that time common in the market;

(b)	to reserve a rent which is the market rent at the time of the grant of the underlease;

(c)	to include provisions in the underlease to the same effect as those in Clause 3.10.2; and

(d)	to include such underlessee covenants as are not inconsistent with, or do not impair the due performance and observance of, the covenants of the Tenant in this Lease.

3.10.6	Not to underlet the whole of the Premises except by way of Unsecured Underletting.

3.10.7	Not (except by assignment or underletting permitted under this Clause 3.10 (Alienation)) to:

(a)	part with or share possession or occupation of the whole or any part of the Premises; or

(b)	grant any rights over the Premises to third parties.

3.10.8	The preceding provisions of this Clause 3.10 (Alienation) do not apply to any parting with possession or occupation or the sharing of occupation or sub-division of the Premises to or with any member of a group of companies of which the Tenant is itself a member if:

(a)	the interest in the Premises so created is and remains no more than a tenancy at will; and

(b)	the possession, occupation or sub-division are immediately terminated if the Tenant and the relevant member cease for any reason to be members of the same group of companies.

3.11	Registration of dispositions of this Lease

Within one month after a disposition of this Lease (a “disposition” being an assignment, charge, transfer, underlease, assignment or surrender of any underlease, or, on any transmission by death or otherwise, documentary evidence of devolution affecting the Premises):

(a)	to produce a certified copy of the document effecting the disposition to the Landlord’s solicitors; and

(b)	to pay to the solicitors the fee of £75 (exclusive of VAT) for the registration.

3.12	Enforcement of underleases

3.12.1	Not without the consent of the Landlord (not to be unreasonably withheld or delayed) to vary the terms, or waive the benefit, of any underlessee covenants or conditions in an underlease of the Premises.

3.12.2	Not without the consent of the Landlord (such consent not to be unreasonably withheld) to accept a surrender of any underlease of the Premises.

3.12.3	Diligently to enforce the underlessee covenants and conditions in any underlease of the Premises and (if reasonably required by the Landlord) to exercise by way of enforcement the powers of re-entry in the underlease.

3.12.4	Not without the consent of the Landlord to accept any sum or payment in kind by way of commutation of the rent payable by an underlessee of the Premises.

3.12.5	Not without the consent of the Landlord to accept the payment of rent from an underlessee of the Premises otherwise than by regular quarterly (or more frequent) payments in advance.

3.12.6	Duly and punctually to exercise all rights to revise the rent reserved by an underlease of the Premises, and not to agree a revised rent with an underlessee without the approval of the Landlord (such approval not to be unreasonably withheld or delayed).

3.13	User

3.13.1	Not to use the Premises otherwise than as offices within Class B1 of the Use Classes Order and for purposes ancillary to that use PROVIDED THAT for so long as Learning Tree International Limited or some other company within the same group of companies as Learning Tree International Limited is the Tenant, it may use the Premises for the Permitted Use or for any use within Class D1 of the Use Classes Order.

3.13.2	Nothing in this Lease implies or is to be treated as a warranty to the effect that the use of the Premises for those purposes is in compliance with the Planning Acts and all other statutes and regulations relating to town and country planning from time to time in force.

3.14	Restrictions affecting use of the Premises

3.14.1	To take all practical steps to prevent smoking in the Premises, by staff or visitors of the Tenant and all persons over whom the Tenant is able to exercise authority or control.

3.14.2	Not to erect or install in the Premises any engine, furnace, plant or machinery which causes noise, fumes or vibration which can be heard, smelled or felt outside the Premises.

3.14.3	Not to store any petrol or other specially inflammable, explosive or combustible substance in the Premises.

3.14.4	Not to use the Premises for any noxious, noisy or offensive trade or business nor for any illegal or immoral act or purpose.

3.14.5	Not to hold any sales by auction on the Premises.

3.14.6	Not to hold in or on the Premises any exhibition, public meeting or public entertainment.

3.14.7	Not to permit any vocal or instrumental music in the Premises so that it can be heard outside the Premises.

3.14.8	Not to permit livestock of any kind to be kept on the Premises.

3.14.9	Not to do or suffer anything in the Premises which may be or grow to be a nuisance, disturbance or damage to the Landlord or its other tenants of the Building or to the owners, tenants and occupiers of adjoining and neighbouring properties.

3.14.10	Not to load or use the floors, walls, ceilings or structure of the Premises or the Building so as to cause strain, damage or interference with the structural parts, loadbearing framework, roof, foundations, joists and external walls of the Building.

3.14.11	Not to overload the lifts, electrical installation or Conducting Media in the Premises and/or the Building so as to exceed the capacity for which they are designed.

3.14.12	Not to do or omit to do anything which may interfere with or which imposes an additional loading on any ventilation, heating, air conditioning or other plant or machinery serving the Premises.

3.14.13	Not to use the Premises as a betting shop or betting office.

3.14.14	Not to use the Premises for the sale of alcoholic liquor for consumption either on or off the Premises.

3.14.15	Not to allow any person to sleep in the Premises nor to use the Premises for residential purposes.

3.14.16	Not to place, leave or install any articles, merchandise, goods or other things in front of or elsewhere outside the Premises.

3.14.17	Not to knowingly permit the drains serving the Premises to be obstructed by oil, grease or other deleterious matter, but to keep the Premises and the drains serving the Premises cleaned and free from obstruction.

3.14.18	To observe and perform or cause to be observed and performed the reasonable rules and regulations from time to time made by the Landlord and notified to the Tenant for the orderly and proper use of the Common Parts and the security of the Building.

3.15	Advertisements and signs

3.15.1	Not to place or display on the exterior or the windows of the Premises or inside the Premises so as to be visible from the exterior of the Premises any name, writing, notice, sign, illuminated sign, display of lights, placard, poster, sticker or advertisement other than:

(a)	the name of the Tenant signwritten on the entrance doors of the Premises in a style and manner approved by the Landlord or the Landlord’s surveyor;

(b)	the name of the Tenant and any permitted sub-tenants displayed on the indicator board in the entrance lobby in the Building; and

(c)	signage in the windows at the ground floor level of each of the end windows on the frontage of the Building at Eversholt Street (such signage to be in the same form as the window signage in each of the end windows on the Doric Way frontage of the Building as at the date hereof), provided that (subject to Clause 3.15.3 below) any signs belonging to the Tenant first named in this Lease in or on the Premises or the Building as at the date of this Lease do not require the consent of the Landlord.

3.15.2	If any name, writing, notice, sign, placard, poster, sticker or advertisement is placed or displayed in breach of these provisions, to permit the Landlord to enter the Premises on reasonable notice and remove such name, writing, notice, sign, placard, poster, sticker or advertisement and to pay to the Landlord within 14 days of demand the reasonable and proper expense of so doing.

3.15.3	The first named Tenant in this Lease shall remove the following signage as soon as practicable following the date of this Lease:

(a)	any signage or restaurant menus in the lift cars of the Building (provided that whilst the Tenant operates restaurant facilities in the Building the Tenant may retain such signage from the date of this Lease until such time as the Landlord carries out a refurbishment of the lifts and/or Common Parts);

(b)	the Tenant’s signage on the exterior of the Building in the vicinity of the entrance to the Building;

(c)	the light box on the exterior of the Building on the return of the Building at the corner of Lancing Street and Eversholt Street (but provided that whilst Learning Tree International Limited is the tenant under this Lease it shall be entitled to replace this light box with a light box of the same size and of a similar style to the light box on the exterior of the Building on the return of Building at the corner of Doric Way and Eversholt Street as at the date hereof); and

(d)	the Tenant’s signage in the reception area of the Building (so that for the avoidance of doubt the only signage in the reception area shall be the name board referred to in Clause 3.15.1(b) above),

but provided that the Tenant may, on a temporary basis and at periods when a larger number of visitors are attending at the Premises, have a good quality temporary sign stand in the reception area of the Building for the purposes of directing such visitors to the Premises, such temporary sign stand to be approved by the Landlord, such approval not to be unreasonably withheld or delayed (provided that there shall be no requirement for such temporary signage to be approved on each and every occasion it is used after it has first been approved by the Landlord in accordance with this provision unless the signage changes in any material manner).

3.16	Compliance with statutes, etc

3.16.1	Except where such liability may be expressly within the Landlord’s covenants in this Lease to comply in all respects with the provisions of all statutes from time to time, and the requirements of any competent authority, relating to the Premises or anything done in or on them by the Tenant, and to keep the Landlord indemnified against liability in consequence of the Tenant’s failure to comply.

3.16.2	In particular (but without affecting the general operation of Clause 3.16.1):

(a)	to comply with all requirements under any present or future statute, order, bylaw or regulation as to the use or occupation by the Tenant of, or otherwise concerning, the Premises; and

(b)	to execute with all due diligence (commencing work within three months or sooner if necessary and then proceeding as quickly as is reasonably practicable) all works to the Premises for which the Tenant is liable under this Clause 3.16.2 and of which the Landlord has given notice to the Tenant, and, if the Tenant does not comply with Clause 3.16.2(b), to permit the Landlord to enter the Premises at reasonable times and upon prior written notice of at least 48 hours (save in case of emergency) to carry out the works, and to indemnify the Landlord within 10 days of demand for the reasonable and proper expenses of so doing (including professional fees), such expenses and any Interest on them to be recoverable as rent in arrear. The Landlord making good all physical damage caused and causing as little inconvenience to the Tenant as is reasonably practicable.

3.17	Planning permissions

3.17.1	Not without the consent of the Landlord (not to be unreasonably withheld where under this Lease the Landlord would be under an obligation not to unreasonably withhold consent to the matter the subject of the planning application) to make any application under the Planning Acts, to any local planning authority for permission to develop, including change of use of, the Premises.

3.17.2	To indemnify the Landlord against any development charges, other charges and expenses payable in respect of planning applications the Tenant or its agents, undertenants or has applied for in respect of the Premises.

3.17.3	To keep the Landlord indemnified against any expense incurred in consequence of the use of the Premises reverting to the use existing before the application was made.

3.17.4	As soon as reasonably practicable to give the Landlord full particulars in writing of the grant of planning permission.

3.17.5	Not to implement any planning permission if the Landlord makes reasonable objection to any of the conditions subject to which it has been granted.

3.18	Compliance with town planning requirements

3.18.1	To perform and observe the requirements of the Planning Acts and all other statutes and regulations relating to town and country planning applying to the Premises, and to obtain any development or other consent, permit or licence by reason of the development, or manner of use, of or on the Premises by the Tenant.

3.18.2	To keep the Landlord indemnified against liability by reason of the Tenant’s failure to obtain any requisite development or other consent, permit or licence or in complying with the requirements of the statutes and regulations referred to in Clause 3.18.1.

3.18.3	To give full particulars to the Landlord of any notice or proposal for a notice, or order or proposal for an order, made, given or issued relating to the Premises under the Planning Acts and all other statutes or regulations relating to town and country planning, within seven days after receipt by the Tenant.

3.18.4	As soon as reasonably practicable to take all reasonable and necessary steps to comply with any such notice or order insofar as it relates to the Premises.

3.18.5	At the request and cost of the Landlord, to make or join with the Landlord in making such objections or representations against or in respect of any proposal for such a notice or order as the Landlord may reasonably consider expedient.

3.19	Energy performance data

3.19.1	As soon as reasonably practicable following any request made in writing to allow the Landlord and its employees or its agents to have access to all documentation, data and information in the Tenant’s possession or under its control reasonably required by the Landlord to enable it to:

(a)	prepare an Energy Performance Certificate and Recommendation Report for the Building;

(b)	prepare a Display Energy Certificate and Advisory Report for the Building; and

(c)	comply with any duty imposed upon the Landlord under the EPB Regulations.

3.19.2	On request to permit the Landlord and its employees or agents at reasonable times and upon reasonable notice of not less than 48 hours prior written notice (except in emergency) to enter the Premises and to co-operate with the Landlord and its agents so far as reasonably necessary for the purposes referred to in Clause 3.19.1.

3.20	Claims made by third parties

3.20.1	To keep the Landlord indemnified against liability in respect of any accident, loss or damage to person or property in the Premises insofar as caused by the Tenant or anybody under its reasonable control.

3.20.2	To keep the Landlord indemnified against liability to third parties by reason of breach by the Tenant of its obligations in this Lease.

3.21	Expenses of the Landlord

To pay to the Landlord within 14 days of demand all reasonable and proper expenses (including bailiff’s and professional fees) incurred by the Landlord:

(a)	in the proper contemplation of the preparation and service of a schedule of dilapidations during or after the termination of this Lease and/or a notice or proceedings under sections 146 and 147 of the Law of Property Act 1925, even if forfeiture is avoided otherwise than by relief granted by the court and/or a notice under section 17 of the Landlord and Tenant (Covenants) Act 1995;

(b)	in the recovery or attempted recovery of arrears of rent or additional rent due from the Tenant;

(c)	in connection with the enforcement or remedying of any breach of the covenants in this Lease on the part of the Tenant or any Guarantor; and

(d)	in connection with every application for any consent or approval made under this Lease (whether or not consent or approval is given save if consent is unlawfully withheld by the Landlord in breach of this Lease).

3.22	Obstruction of windows or lights and easements

3.22.1	Not to stop up or obstruct any windows of the Premises or any other buildings belonging to the Landlord.

3.22.2	Not to knowingly permit any easement or similar right to be made or acquired into, against or on the Premises.

3.22.3	Where any such easement or right is or is attempted to be acquired, as soon as reasonably practicable after becoming aware of the same to give notice of the circumstances to the Landlord, and at the request and cost of the Landlord to adopt such course as it may reasonably require for preventing the acquisition of the easement or right.

3.23	Cleaning of windows

To keep the glass in the inside of the windows of the Premises clean.

3.24	Value added tax

3.24.1	To pay an amount equal to the value added tax chargeable on taxable supplies of goods and services made by the Landlord under this Lease; the consideration for the supplies is to be treated as exclusive of the value added tax.

3.24.2	Where the Landlord is entitled under this Lease to recover from the Tenant the costs incurred by the Landlord on the supply to the Landlord (but not the Tenant), of goods and services to indemnify the Landlord against so much of the input tax incurred by the Landlord on the supply for which the Landlord is not entitled to credit allowance under section 26 of the Value Added Tax Act 1994.

3.24.3	Not to use the whole or a part of the Premises in such a way or otherwise act in a manner that would or might cause an option to tax exercised, or which could be exercised, by the Landlord in relation to the Premises not to have effect in respect of, or apply to, supplies of goods and services made to the Tenant under this Lease.

3.24.4	To indemnify and keep the Landlord indemnified against value added tax and interest, fines and penalties relating to value added tax for which the Landlord becomes liable as a result of any breach of the obligations in Clause 3.26.3 and against any tax on any amounts due or paid under this indemnity to the Landlord for which the Landlord is held liable.

3.24.5	To indemnify and keep the Landlord indemnified against loss arising from the Landlord failing to recover, or being liable to repay or pay value added tax and interest, fines and penalties resulting from the breach of the obligations in Clause 3.24.3, and against taxation incurred or suffered by the Landlord on amounts under this indemnity.

3.25	Notices to let and for sale

3.25.1	To allow the Landlord or its agents to enter the Premises at any time:

(a)	within six months before the termination of this Lease to fix on the Premises a notice board for re-letting the Premises unless the Tenant is in the course of renewing the Lease; and

(b)	to fix on some part of the Premises a notice board for the sale of the interest of the Landlord provided that the same does not interfere with the Tenant’s use and occupation of the Premises.

3.25.2	Not to remove or obscure any such notice board.

3.25.3	To permit all persons authorised by the Landlord or its agents to view the Premises (at reasonable hours on at least 48 hours prior written notice) without interruption in connection with any such letting or sale.

3.26	Encumbrances

To observe and perform by way of indemnity only the obligations and restrictions comprising the Encumbrances so far as they relate to the Premises and are capable of being enforced, and to keep the Landlord indemnified against liability for the breach of the obligations and restrictions by the Tenant or anybody under its reasonable control.

4	PROVISOS

The parties agree to the following provisos.

4.1	Proviso for re-entry

4.1.1	The Landlord may terminate this Lease by re-entering the Premises (or a part of them) itself or by an authorised agent if:

(a)	any rent remains unpaid 21 days after becoming due for payment (whether or not formally demanded in the case of the yearly principal rent); or

(b)	the Tenant fails to perform or observe any of its covenants or the conditions in this Lease or allows any distress or execution to be levied on its goods; or

(c)	an event of insolvency occurs in relation to the Tenant or any guarantor of the Tenant; or

(d)	the Tenant or any guarantor of the Tenant being a company incorporated in the United Kingdom is:

(i)	struck off the register of companies; or

(ii)	being an unlimited company is registered with limited liability; or

(e)	any circumstances exist or event occurs with respect to the Tenant or any guarantor of the Tenant in any jurisdiction which has an effect equivalent or similar to any of those mentioned in this Clause 4.1 (Proviso for re-entry).

4.1.2	Re-entry in exercise of the rights in Clause 4.1.1 does not affect any other right or remedy of the Landlord for breach of covenant or condition by the Tenant occurring before the termination of this Lease.

4.1.3	The expression “an event of insolvency” in Clause 4.1.1 includes:

(a)	(in relation to a body corporate which is the Tenant or a guarantor) inability of the body corporate to pay its debts, entry into liquidation whether compulsory or voluntary (except for the purpose of amalgamation or reconstruction), the passing of a resolution for a creditors’ winding-up, the making of a proposal to the body corporate and its creditors for a composition in satisfaction of its debts or a scheme of arrangement of its affairs, the application to the court for an administration order, the giving of a notice of appointment or intention to appoint an administrator or liquidator and the appointment of a receiver or administrative receiver; and

(b)	(in relation to an individual who is the Tenant or a guarantor) inability to pay or having no reasonable prospect of being able to pay his debts, the presentation of a bankruptcy petition, the making of a proposal to his creditors for a composition in satisfaction of his debts or a scheme of an arrangement of his affairs, the application to the court for an interim order, and the appointment of a receiver or interim receiver, and in relation to the various events of insolvency they are, wherever appropriate, to be interpreted in accordance and conjunction with the relevant provisions of the Insolvency Act 1986.

4.2	Power for Landlord to deal with adjoining property

4.2.1	The Tenant is not entitled to acquire by prescription any rights over the property of the Landlord adjoining or neighbouring the Premises additional to those expressly granted by this Lease.

4.2.2	The Landlord may (acting reasonably) without obtaining any consent from or making any arrangement with the Tenant, alter, reconstruct or modify in any way or change the use of the Common Parts, so long as proper means of entrance to and exit from the Premises are afforded and the services the Landlord is obliged to provide under this Lease are maintained.

4.3	Arbitration of disputes between tenants

If any dispute or disagreement at any time arises between the Tenant and the tenants and occupiers of the Building or any adjoining or neighbouring property belonging to the Landlord relating to the Conducting Media serving, or easements or rights affecting, the Premises, the Building or any adjoining or neighbouring property, the matter in dispute or disagreement is to be determined by the Landlord, by which determination the Tenant shall be bound.

4.4	Exemption from liability in respect of services

4.4.1	The Landlord is not to be held liable to the Tenant for any loss, damage or inconvenience which may be caused by reason of:

(a)	temporary interruption of services during periods of inspection, maintenance, repair and renewal;

(b)	break down of or defect in any plant and machinery, services or Conducting Media in the Premises, the Building or neighbouring or adjoining property; or

(c)	events beyond the reasonable control of the Landlord

provided that the Landlord will use reasonable endeavours to keep such disruption to a minimum and to make good any breakdown or defect as soon as reasonably practicable.

4.5	Accidents

The Landlord is not to be held responsible to the Tenant or the Tenant’s licensees nor to any other person for any:

(a)	accident, happening or injury suffered in the Premises; or

(b)	damage to, or loss of, any goods or property sustained in the Building (whether or not due to failure of any security system for which the Landlord is responsible); or

(c)	act, omission or negligence of any employee of the Landlord in the Building provided that the Landlord shall take reasonable steps to prevent such matters.

4.6	Compensation for disturbance

The Tenant is not entitled to claim any compensation from the Landlord on quitting the Premises unless and to the extent that any statutory right to compensation precludes the operation of this Clause 4.6 (Compensation for disturbance).

4.7	Removal of property after determination of Term

4.7.1	If, after the Tenant has vacated the Premises following the expiry or sooner termination of the Term, any property of the Tenant remains in the Premises the Landlord may, in accordance and compliance with the requirements of section 12 and schedule 1 of the Torts (Interference with Goods) Act 1977:

(a)	immediately remove the property and transfer it to an alternative place of storage; and

(b)	if the Tenant fails to remove the property from the Premises or, as the case may be, from the alternative place of storage within a reasonable period specified in writing by the Landlord, the Landlord may sell the property, and the Landlord shall hold the proceeds of sale, after deducting the costs and expenses of removal, storage and sale reasonably and properly incurred by it, to the order of the Tenant and account to the Tenant accordingly.

4.7.2	The Tenant shall indemnify the Landlord against any liability incurred by it to any third party whose property has been sold by the Landlord in the bona fide mistaken belief (which is to be presumed unless the contrary is proved) that it belonged to the Tenant and was liable to be dealt with as such under this Clause 4.7 (Removal of property after determination of Term).

4.8	Notices, consents and approvals

4.8.1	Any notice served under or in connection with this Lease is to be in writing and to be treated as properly served if compliance is made with either the provisions of section 196 of the Law of Property Act 1925 (as amended by the Recorded Delivery Service Act 1962) or section 23 of the Landlord and Tenant Act 1927.

4.8.2	Any consent or approval required under this Lease shall be obtained before the act or event to which it applies is carried out or done and shall be effective only if it is in such form and upon such terms as the party giving it properly and reasonably requires.

5	LANDLORD’S COVENANTS

The Landlord covenants with the Tenant to perform and observe the covenants in this Clause 5 (Landlord’s covenants).

5.1	Quiet enjoyment

5.1.1	That the Tenant (but without prejudice to Clause 4.1 (Proviso for re-entry)) may lawfully and peaceably enjoy the Premises throughout the Term without interruption by the Landlord or by any person lawfully claiming through, under or in trust for the Landlord.

5.1.2	As soon as reasonably practicable following any request made in writing by the Tenant the Landlord shall supply to the Tenant full details in writing of (and any supporting evidence reasonably requested by the Tenant) the total Landlord’s Energy Management Costs and the method of calculation of the proportion of the Energy Costs.

6	SUSTAINABILITY

6.1	It is the intention of the Landlord and the Tenant where reasonably practicable to:

(a)	promote the reduction of emissions;

(b)	promote the reduction and recycling of waste; and

(c)	ensure the environmental sustainability of resources, in order to improve, and be accountable for, the energy efficiency of the Building.

6.2	In furtherance of that intention, the Landlord and the Tenant shall use their reasonable endeavours to:

(a)	agree and comply with an energy management plan to aid the sustainability of resource use;

(b)	agree and operate initiatives to reduce, re-use and recycle waste where reasonably practicable; and

(c)	the Landlord and the Tenant shall maintain and where requested share energy data and other information reasonably required to monitor energy and resource consumption for the purpose expressed in this Clause 6 (Sustainability).

7	OBLIGATIONS IN THE SCHEDULES TO THIS LEASE

The Landlord and the Tenant mutually covenant to observe and perform their respective obligations and the conditions in the Schedules.

8	GUARANTEE PROVISION

8.1	Guarantee

8.1.1	For the purposes of this Clause 8 (Guarantee provision), references to the “Tenant” are to the Tenant in relation to whom the Guarantor’s covenant is given (in this context meaning the party named as “Tenant” in the parties clause of this Lease) but not to a lawful assignee of that Tenant and the covenant in Clause 8.1.2 remains in force for so long as, and to the extent that that Tenant is not released by operation of law (otherwise than by disclaimer) from liability for the Tenant’s covenants in this Lease.

8.1.2	The Guarantor covenants with the Landlord as primary obligor that the Tenant will pay the rents reserved by, and perform and observe the Tenant’s covenants in, this Lease, and the Guarantor shall pay and make good to the Landlord on demand any losses, damages, costs, and expenses reasonably and properly suffered or incurred by the Landlord if the Tenant fails to do so.

8.1.3	The Guarantor also covenants with the Landlord as primary obligor that the Tenant will observe and perform its obligations under any authorised guarantee agreement to be entered into by the Tenant under the terms of this Lease, and shall pay and make good to the Landlord on demand any losses, damages, costs and expenses suffered or incurred by the Landlord if the Tenant fails to do so.

8.2	No waiver or release of liability

The liability of the Guarantor in this Clause 8 (Guarantee provision) will not be affected by:

(a)	forbearance, the granting of time or other indulgence of the Landlord against the Tenant in connection with this Lease;

(b)	a variation of this Lease, which the Guarantor has consented to (but subject to section 18 of the Landlord and Tenant (Covenants) Act 1995);

(c)	any invalidity of any of the rights against the Tenant or any unenforceability of any of them against the Tenant;

(d)	the Tenant being dissolved or being struck off the register of companies or otherwise ceasing to exist, or, if the Tenant is an individual, by the Tenant dying or becoming incapable of managing its affairs;

(e)	without prejudice to Clause 8.3 (Guarantor to accept new lease upon re-entry and disclaimer), the disclaimer of the Tenant’s liability under this Lease or the termination of this Lease by re-entry;

(f)	the surrender of part of the Premises, in which event the liability of the Guarantor under this guarantee will continue in respect of that part of the Premises not surrendered (after making any necessary apportionment under section 140 of the Law of Property Act 1925);

(g)	the existence of or dealing with, exercising, varying, exchanging or failing to perfect or enforce any rights against the Tenant or of any other rights or security which the Landlord may have or acquire against the Tenant or any other person who is liable in respect of its obligations under the Lease; and/or

(h)	any other act or omission of the Landlord or the Tenant save written release by deed of the Guarantor by the Landlord.

8.3	Guarantor to accept new lease upon re-entry and disclaimer

8.3.1	If this Lease is properly terminated by re-entry by the Landlord or by disclaimer, the Guarantor shall (on written notice given by the Landlord within three months after the date of termination) take from the Landlord a lease of the Premises.

8.3.2	The lease to be granted to the Guarantor under Clause 8.3.1 is to be on the following terms:

(a)	the term is to commence on the date of termination of this Lease and to be equal to the residue of the Term which would have remained unexpired at that date if this Lease had not then been terminated;

(b)	the yearly rent is to be the same as would have been payable under this Lease if it had not been terminated and, if a rent review operative from a review date before the grant of the lease had not been completed, the Guarantor shall complete the rent review with the Landlord as if it had been the Tenant under this Lease in order to establish the commencing yearly rent under the lease;

(c)	the lease is otherwise to be on the same terms and conditions as would have applied under this Lease if it had not been terminated; and

(d)	the Guarantor is to succeed to the rights, and assume the liability, of the Tenant under this Lease as if this Lease had not been terminated.

8.4	Subordination of rights of the Guarantor

8.4.1	The provisions of Clause 8.4.2 are to apply unless the Landlord has no subsisting claim against the Tenant for non-payment of rent or for breach of obligation under this Lease.

8.4.2	The Guarantor may not without the written consent of the Landlord:

(a)	seek to recover from the Tenant, or any third party whether directly or by way of set-off, lien, counterclaim or otherwise or accept any money or other property or security, or exercise any rights in respect of any sum which may be or become due to the Guarantor on account of the failure by the Tenant to observe and perform the tenant covenants in this Lease;

(b)	(in competition with the Landlord) claim, prove or accept any payment in a winding-up, liquidation, bankruptcy, composition with creditors or other form of arrangement on the insolvency of the Tenant, for money owing to the Guarantor by the Tenant.

8.4.3	The Guarantor warrants that it has not taken, and undertakes with the Landlord that it shall not without the consent of the Landlord take, any security from the Tenant in respect of this guarantee and, if security is nevertheless taken, it is to be held on trust for the Landlord as security for the respective liabilities of the Guarantor and the Tenant.

8.4.4	For the avoidance of doubt this Clause 8.4 (Subordination of rights of the Guarantor) shall not in any way restrict the Guarantor’s rights to draw dividends from or distribute the profits of the Tenant.

9	EXPERT DETERMINATION

9.1	Application of provisions

In this Lease, where any issue is required to be dealt with by, or submitted for the determination of, an independent expert, the following provisions of this Clause 9 (Expert determination) are to apply but, in case of conflict with other provisions specifically relating to expert determination elsewhere in this Lease, those other provisions are to prevail to the extent of the conflict.

9.2	Appointment of expert

The expert is to be appointed by the parties jointly, or if they cannot or do not agree on the appointment, appointed by whichever of the following is appropriate:

(a)	the president from time to time of the Royal Institution of Chartered Surveyors; or

(b)	the president from time to time of the Institute of Chartered Accountants in England and Wales,

or in either case the duly appointed deputy of the president, or other person authorised by him to make appointments on his behalf.

9.3	Requirements of appointee

The person so appointed is to:

(a)	act as an expert, and not as an arbitrator; and

(b)	must afford the parties the opportunity within such a reasonable time limit as he may stipulate to make representations to him (accompanied by professional rental valuations, reports or other appropriate evidence in the relevant circumstances) and permit each party to make submissions on the representations of the other.

9.4	Disclosure of evidence

Neither the Landlord nor the Tenant may without the consent of the other disclose to the expert correspondence or other evidence to which the privilege of non-production (“without prejudice”) properly attaches.

9.5	Fees and expenses of expert

9.5.1	The fees and expenses of the expert, including the cost of his nomination, are to be borne as the expert may direct (but in the absence of such a direction, by the parties in equal shares), but (unless they otherwise agree) the parties shall bear their own costs with respect to the determination of the issue by the expert.

9.5.2	One party may pay the costs required to be borne by another party if they remain unpaid for more than 21 days after they become due and then recover these and any incidental expenses incurred from the other party on demand.

9.6	Death, incapacity and incapability of expert

If the expert refuses to act, becomes incapable of acting or dies, the Landlord or the Tenant may request the appointment of another expert in his stead under Clause 9.2 (Appointment of expert).

9.7	Status of expert’s determination

The determination of the independent expert, except in case of manifest error, is to be binding on the Landlord and the Tenant.

10	EXCLUSION OF SECURITY OF TENURE

10.1	Agreement to exclude security of tenure

The Landlord and the Tenant agree to exclude the provisions of sections 24 to 28 of the Landlord and Tenant Act 1954 in relation to the tenancy created by this Lease.

10.2	Compliance with statutory requirements

It is confirmed that before the Tenant became contractually bound to enter into this Lease:

(a)	the Landlord served notice on the Tenant on 26 October 2012 in relation to the tenancy created by this Lease in a form complying with the requirements in schedules 1 and 2 of the Regulatory Reform (Business Tenancies) (England and Wales) Order 2003 (the “Order”), as the Tenant acknowledges; and

(b)	on 29 October 2012 the Tenant (or a person authorised by it) made a statutory declaration in a form complying with the requirements of schedule 2 of the Order,

and that the parties have duly carried out the requirements of schedule 2 of the Order to render valid the agreement in Clause 10.1 (Agreement to exclude security of tenure).

11	COVENANT STATUS OF THIS LEASE

This Lease is a new tenancy within the meaning of section 1 of the Landlord and Tenant (Covenants) Act 1995.

12	IMPLIED RIGHTS OF ENFORCEMENT BY THIRD PARTIES EXCLUDED

12.1	Exclusion of implied rights

Unless the right of enforcement is expressly granted, it is not intended that a third party should have the right to enforce a provision of this Lease under the Contracts (Rights of Third Parties) Act 1999 save in respect of a guarantor entering into a guarantee under Schedule 4, Part 1 (Form of guarantee on assignment) or Schedule 4, Part 2 (Form of authorised guarantee agreement).

12.2	No third party consent before rescission or variation

The parties may rescind or vary this Lease without the consent of a third party to whom an express right to enforce any of its terms has been provided.

13.	PROPER LAW

This Lease shall be governed by and construed in accordance with English law and the parties submit to the exclusive jurisdiction of the English Courts.

Delivered as a deed on the date of this document.

Schedule 1: The Premises

Schedule 1

The Premises

Part 1

Description of the Premises

1	Part Sixth Floor Euston House, 24 Eversholt Street, London NW1 1DB as shown edged red on Plan 2.

2	The Premises include:

(a)	the inside and outside of the windows and other lights and the frames, glass, equipment and fitments relating to windows and lights of the Premises but excluding those referred to below;

(b)	the doors, door frames, equipment, fitments and any glass relating to the doors of the Premises;

(c)	the internal plaster or other surfaces of loadbearing walls and columns within the Premises and of walls which form boundaries of the Premises;

(d)	non-loadbearing walls completely within the Premises;

(e)	the flooring, raised floors and floor screeds down to the joists or other structural parts supporting the flooring of the Premises;

(f)	the plaster or other surfaces of the ceilings and false ceilings within the Premises and the voids between the ceilings and false ceilings;

(g)	the Conducting Media within and exclusively serving the Premises;

(h)	the lavatories within the Premises;

(i)	appurtenances, fixtures, fittings and rights granted by this Lease; and

(j)	machinery and plant situated within and exclusively serving the Premises,

and improvements and additions made to, and fixtures, fittings and appurtenances in, the Premises.

3	The Premises do not include:

(a)	the loadbearing framework and all other structural parts of the Building;

(b)	the roof, foundations, joists and external walls of the Building;

(c)	Conducting Media and machinery and plant within (but not exclusively serving) the Premises including for the avoidance of doubt all air conditioning systems within the Building whether or not situated in the Premises; and

(d)	all external windows of the Building together with the frames, glass, equipment and fitments relating to the same.

Schedule 1: The Premises

Part 2

Rights enjoyed with demise

The grant of this Lease to the Tenant is with the benefit of the following rights in common with the Landlord and any other persons having the same or like rights, unless the right is expressed to be exclusive to the Tenant:

1	the free and uninterrupted passage of water, steam, soil, air, gas, electricity and telephone communications and data from and to any part of the Premises through the Conducting Media commonly used for those purposes which are now or may in the future be in, upon or under the Building;

2	the right of escape in cases of emergency through the Common Parts and along the escape routes designated by the Landlord from time to time through other parts of the Building to a place of safety or the public highway;

3	the right of support and protection for the Premises as now enjoyed from the rest of the Building;

4	the right to use the main entrance to the Building and the Common Parts leading from such main entrance to enter and leave the Premises (and not for any deliveries to the Premises) and for such other purpose as the Landlord may specify from time to time;

5	the right to use the passenger lifts in the Building for the transport of persons to and from the Premises (and not for deliveries) at such time as the same shall be working;

6	the right to use the goods lifts (at such time as the same shall be working) and the goods entrance for deliveries to and from the Premises;

7	the right to maintain a sign giving the name of the Tenant or other permitted occupier and its location within the Building on the name board in the entrance lobby of the Building; and

8	the right to run conduits through the risers forming part of the Conducting Media within the Building connecting to the Premises via routes which are to be first approved by the Landlord (such approval not to be unreasonably withheld but the Landlord is to be entitled to withhold its approval where the intended conduits would or might cause overloading).

9	The right of access to such parts of the Common Parts as are reasonably required at reasonable times and upon reasonable prior written notice to the landlord with or without workmen and any necessary plant, equipment and materials to inspect, maintain, repair, install and renew any Conducting Media exclusively benefiting the Premises.

Schedule 1: The Premises

Part 3

Exceptions and reservations

1	The free and uninterrupted passage of water, steam, soil, air, gas, electricity and telephone communications and data from and to any part of the Building or any adjoining or neighbouring property through the Conducting Media commonly used for those purposes which are now or may in the future be in, upon or under the Premises.

2	The right to install, maintain, repair, replace and renew additional metering equipment on the water, gas and electricity utilities which are now or may in the future be connected to the Premises in order to measure the resource consumption of the Premises and/or Building.

3	All rights of entry upon the Premises referred to in Clause 3 (Tenant’s covenants) and Clause 4 (Provisos).

4	All rights of light and air.

5	The grant of this Lease does not include any liberties, privileges, easements, rights or advantages over any part of the Building or any adjoining or neighbouring property, unless they are expressly included in this Schedule 1, Part 2 (Rights enjoyed with demise).

Part 4

Encumbrances

The matters referred to or noted in the title property and charges register of title number NGL771030 insofar as the same are subsisting at the date hereof (save for financial changes).

Schedule 2: Insurance provisions

Schedule 2

Insurance provisions

1	INSURED RISKS AND OTHER DEFINITIONS

1.1	“Insured Risks” means the risks and other contingencies against which the Premises and the Building are required to be, or which may be, insured under this Lease, but subject to any exclusions, limitations and conditions in the policy of insurance.

1.2	Insured Risks include (without limitation) fire, lightning, explosion, storm, tempest, flood, bursting and overflowing of water tanks, apparatus or pipes, earthquake, aircraft (but not hostile aircraft) and devices dropped from aircraft, riot and civil commotion, malicious damage, acts of terrorism subsidence, heave, landslip and such other risks as the Landlord may consider it prudent to insure.

1.3	If a risk or contingency itemised, or otherwise included, as an Insured Risk, can no longer be insured in the London Insurance Market, or in the Landlord’s reasonable opinion can no longer be insured at reasonably commercial rates and on reasonably commercial conditions the risk or contingency shall cease to be treated as an Insured Risk from the time that cover is withdrawn until cover again becomes available in the London Insurance Market.

1.4	In this Schedule 2 (Insurance provisions):

(a)	references to the Building and the Premises include alterations, additions and improvements only if made by or at the expense of the Landlord or which the Landlord and the Tenant expressly agree to treat as landlords’ fixtures and fittings following notification by the Tenant in accordance with paragraph 3.5, but does not include tenants’ fixtures and fittings;

(b)	references to the act or default of the Tenant include the act or default of any person deriving title under or through the Tenant or its or their respective employees, agents and visitors;

(c)	references to “vitiation by the Tenant” include any event occurring by the act or default of the Tenant (to be interpreted as in paragraph 1.4(b)) as a result of which the insurance monies otherwise payable under the policy of insurance of the Landlord become wholly or partially irrecoverable, and “vitiate” and “vitiated” have corresponding meanings; and

(d)	references to damage or destruction of the Premises and the Building include the essential means of access to and egress from the Premises in the ownership of the Landlord.

2	TENANT’S LIABILITY FOR INSURANCE PREMIUMS

2.1	The Tenant is to pay to the Landlord within seven days of written demand the due proportion of the insurance premiums incurred by the Landlord.

2.2	Insurance premiums are to include all monies expended, or required to be expended by the Landlord in effecting and maintaining cover against:

(a)	Insured Risks;

Schedule 2: Insurance provisions

(b)	loss of the principal rent and service charge reserved by this Lease for three years;

(c)	such professional fees as may be incurred in connection with rebuilding or reinstatement of the Premises and/or Building;

(d)	the costs of demolition, shoring up, and site clearance works;

(e)	employers’, third party and public liability risks; and

(f)	value added tax liability on such items,

and are to include (without limitation) tax charged on the premiums for these insurances.

2.3	The insurance cover may take into account cover for the effects of inflation and escalation of costs and fees.

2.4	The Tenant is to pay to the Landlord a fair and reasonable proportion of the professional fees for insurance valuations of replacement cost carried out at reasonable intervals but not more frequently than once in every three years.

2.5	The due proportion of the insurance premiums for which the Tenant is liable is to be such proportion of the premiums incurred with respect to the Building as may fairly and reasonably be attributed to the Premises by the Landlord or the Landlord’s surveyor, and the apportionment may as appropriate take into account:

(a)	the Net Internal Area of the Premises relative to the aggregate Net Internal Areas of the Lettable Areas in the Building;

(b)	the different uses to which the various parts of the Building are put and the degree of special risk associated with those uses;

(c)	the cost of complying with requirements of the insurer;

(d)	an increase in the insurance premiums or expense of renewal resulting from any act or omission of the Tenant or any person occupying or enjoying the use of the Premises through or under the Tenant;

(e)	risks and contingencies that apply only to the Tenant; and

(f)	such other matters as may reasonably and properly affect the apportionment of insurance premiums between the various tenants and occupiers of the Building,

and the apportionment may where appropriate attribute the whole of a premium, or an increase in premium, to the Tenant, and the decision of the Landlord or the Landlord’s surveyor (acting fairly and reasonably) in making apportionments (except in the case of manifest error) is to be conclusive. In this Schedule 2 (Insurance provisions) “due proportion” is to be interpreted accordingly.

2.6	The Landlord may retain any discount on the insurance premiums or commission offered to it by its insurer for its exclusive benefit.

Schedule 2: Insurance provisions

3	TENANT’S OBLIGATIONS IN RELATION TO INSURANCE COVER

3.1	The Tenant is not to knowingly do anything which may render void or voidable the insurance of the Landlord on the whole or a part of the Building or which may cause insurance premiums to be increased.

3.2	The Tenant is to adopt such precautions against the Insured Risks as the Landlord (acting reasonably) or its insurers may consider appropriate and comply with the requirements and recommendations of the Landlord’s insurers in all other respects provided that the Landlord has given the Tenant written notification of the same.

3.3	If the insurance of the Landlord is vitiated by the Tenant, the Tenant shall pay to the Landlord within 14 days of demand a sum equal to the amount of the insurance monies which has in consequence become irrecoverable.

3.4	The Tenant may not insure the Premises for any of the Insured Risks in such a manner as would permit the insurer of the Landlord to average the proceeds of insurance or cancel insurance cover.

3.5	The Tenant is to notify the Landlord of the full reinstatement cost of any fixtures and fittings installed at the Premises at the cost of the Tenant which become landlord’s fixtures and fittings.

3.6	The Tenant is to notify the Landlord as soon as practicable upon becoming aware of the occurrence of damage to the Premises by any of the Insured Risks.

3.7	If the Building is damaged by Insured Risks, the Tenant is to pay to the Landlord within 14 days of written demand the due proportion of the amount of any uninsured excess to which the insurance cover of the Landlord is subject provided that such excess is not payable due to an act or omission of the Landlord, or a tenant or occupier of any part of the Building other than the Premises.

4	LANDLORD’S OBLIGATION TO INSURE AND REINSTATE

4.1	The Landlord is to keep the Building insured with an insurer of repute against Insured Risks and other items referred to in paragraph 2.2 for the full cost of reinstatement, subject to such uninsured excess as the insurer may reasonably apply. The Landlord shall use reasonable endeavours to place its insurance on competitive terms.

4.2	Following damage to or destruction of the Building by an Insured Risk, the Landlord is to diligently apply, or procure the application of, the proceeds of the insurance covering reinstatement and rebuilding costs for those purposes, and will make good any deficiency in the proceeds of the insurance out of its own resources.

4.3	The obligations of the Landlord in paragraph 4.2 do not apply:

(a)	if the Landlord is unable, after using its reasonable endeavours to do so, to obtain any requisite planning permission or other consents for the reinstatement or rebuilding of the Building or of a building of similar size, character and amenity;

(b)	if the Landlord’s insurance is vitiated by the Tenant unless and until the Tenant has paid all sums due from it under paragraph 3.3; or

(c)	if this Lease is, or is to be, determined under paragraph 7.1.

Schedule 2: Insurance provisions

4.4	Where the Building is substantially damaged or destroyed, the Tenant may not object to the reinstatement or rebuilding of the Building in a form which is not identical to the Building immediately before the damage or destruction occurred, if the Building as reinstated or rebuilt is of at least an equivalent or similar standard, and affords amenities and rights which are substantially the same and are not inferior to or deficient from those enjoyed by the Tenant before the damage or destruction.

5	LANDLORD’S OBLIGATIONS IN RELATION TO INSURANCE

5.1	The Landlord is to use its reasonable endeavours to procure that its insurers:

(a)	waive entitlement to rights of subrogation against, the Tenant, its sub-tenants and persons lawfully occupying the Premises through or under the Tenant and their respective employees, workmen, agents and visitors (“its lawful occupiers”); and

(b)	incorporate a non-invalidation provision in respect of the Tenant and its lawful occupiers on such terms as the insurer may stipulate.

5.2	The Landlord is to notify its insurers of the interest of the Tenant in the Premises and have it noted on the policies of insurance or by a general noting under the conditions of the policies.

5.3	The Landlord is on request (but not more than once each year) to provide the Tenant and the Guarantor with a copy of its insurance policies (or other evidence of the conditions of insurance) on the Building, and (at the request of the Tenant or the Guarantor) with a receipt for the payment of the last premium or other evidence of renewal and up-to-date details of the amount of cover.

5.4	The Landlord is to promptly notify the Tenant in writing of any changes in its insurance cover or of the terms on which cover has been effected.

5.5	Not to do or omit to do anything that could cause the policy to become void or voidable whether wholly or in part or whereby any increased or extra premium may become payable by the Tenant.

6	SUSPENSION OF RENT

6.1	Paragraph 6.2 applies if the Building or any part of it is at any time during the Term so damaged or destroyed by an Insured Risk as to render the Premises or any part of them unfit for occupation, use or enjoyment, except in the circumstances and to the extent that insurance cover is vitiated by the Tenant.

6.2	The yearly rent and service charge or a fair proportion of them according to the nature and extent of the damage or destruction sustained, is to be suspended and cease to be payable until the Premises (excluding tenant’s fitting-out works and replacement of contents) have been reinstated and made fit for occupation, use and enjoyment, or, if earlier, until the expiry of the Term.

6.3	A dispute as to the amount of the abatement of the rent or the duration of the period of abatement is to be submitted to a single arbitrator, by whose decision the parties are to be bound, who is to be appointed by the parties jointly or, if they do not agree on the appointment, by the president for the time being of the Royal Institution of Chartered Surveyors (at the request of either party) and the arbitration is to be conducted under the Arbitration Act 1996.

Schedule 2: Insurance provisions

6.4	The Premises are not to be treated as incapable of occupation and use by reason only that tenants’ fixtures and fittings have not been reinstated and replaced.

7	OPTIONS TO DETERMINE

7.1	If for any reason beyond the reasonable control of the Landlord (the Landlord having complied with its obligation in this Schedule 2 (Insurance provisions) it proves impracticable to commence rebuilding or reinstatement of the Building within two years of the damage by an Insured Risk, the Landlord may terminate this Lease by giving to the Tenant 3 months written notice to that effect.

7.2	If the rebuilding or reinstatement of the Building has not been completed two years and six months after the occurrence of the damage by an Insured Risk, either the Tenant or Landlord may give to the other not less than six months’ written notice to terminate this Lease (but such notice may not be served once the rebuilding or reinstatement works has completed), and if the rebuilding or reinstatement work has not completed within six months of the giving of the notice, this Lease is to terminate at the expiry of the notice.

7.3	If the Building or any part of it is at any time during the Term so damaged or destroyed by an Insured Risk as to render the Premises or any part of them unfit for occupation, use or enjoyment (except in the circumstances and to the extent that insurance cover is vitiated by the Tenant) and as a consequence of such event reinstatement of the Premises will not occur before the expiry of the Term, either party may terminate this Lease by giving three months’ written notice to the other.

7.4	On the expiry of a notice of termination given under this paragraph 7 (Options to determine), this Lease will terminate unless provided otherwise, but without affecting any liability arising from a breach of covenant or condition which has occurred before then.

8	RETENTION OF INSURANCE PROCEEDS

On the termination of this Lease under paragraph 7 (Options to determine), or if this Lease is terminated by the operation of the doctrine of frustration, the Landlord is to be entitled to retain the proceeds of insurance for its exclusive benefit.

9	UNINSURABLE RISKS

9.1	The provisions of this paragraph 9 apply if the Building or a substantial part of it (whether or not directly affecting the Premises) is destroyed or damaged by an Uninsurable Risk so as to make the continued use of the Premises impracticable.

9.2	If the Landlord elects to rebuild or reinstate the Building by giving notice to the Tenant to that effect:

(a)	the Landlord is as soon as may reasonably be practicable to use its reasonable endeavours to rebuild or reinstate the Building providing the cost of doing so out of its own resources;

(b)	paragraph 4.4 is to apply; and

(c)	the provisions of paragraph 6.2,6.3 and 6.4 are to apply with effect from the date of the destruction or damage.

Schedule 2: Insurance provisions

9.3	The Landlord may at any time before it has made an election under paragraph 9.2 decide not to rebuild or reinstate the Building and may accordingly terminate this Lease by giving notice to the Tenant to that effect to expire immediately.

9.4	If the Landlord has not made an election under paragraph 9.2 within nine months after the date of damage or destruction of the Building, the Tenant may terminate this Lease by giving to the Landlord notice to that effect at any time thereafter to expire immediately unless the Landlord has made such an election in the meantime.

9.5	During the period before the Landlord makes an election under paragraph 2.2 or terminates this Lease under paragraph 9.3 the rent and additional rent reserved by this Lease, or a fair proportion of them according to the nature and extent of the damage sustained is to be suspended and cease to be payable and paragraph 6.3 is to apply in case of dispute.

9.6	If the Landlord has not commenced rebuilding or reinstating the Building within twelve months after making the election under paragraph 9.2, the Tenant may terminate this Lease by giving to the Landlord notice to that effect at any time thereafter to expire immediately or at the end of such period as the notice specifies, unless the Landlord has commenced the works of rebuilding or reinstating the Building in the meantime.

9.7	On the expiry of any notice of termination given under this paragraph 9, this Lease will terminate unless provided otherwise, but without affecting any liability arising from a breach of covenant or condition which has occurred before then.

Schedule 3: Service charge provisions

Schedule 3

Service charge provisions

Part 1

Obligations of the parties

1	TENANT’S LIABILITY TO PAY SERVICE CHARGE

The Tenant is to pay to the Landlord the due proportion (as defined below) of the total cost (“service charge”) to the Landlord in any service charge period beginning or ending during the Term of providing the services specified in this Schedule 3, Part 2 (Essential services and heads of charge) and this Schedule 3, Part 3 (Discretionary services and heads of charge) and defraying the costs and expenses relating and incidental to such services.

2	SERVICE CHARGE CAP

2.1	For the purposes of this paragraph the following definitions apply:

A	the last monthly figure shown in the last edition of the Index published before the start of the service charge period (as defined in paragraph 4.5 below) immediately preceding the relevant review date (or in respect of the first review date , the monthly figure shown in the edition of the Index for November 2012);

B	the last monthly figure shown in the last edition of the Index published by the Office for National Statistics as at the relevant review date;

relevant review date	means 1 January 2013 and thereafter the day after the date of expiry of each consecutive service charge period;

S	the Service Charge Cap payable under this Lease immediately preceding the relevant review date; and

Service Charge Cap	£73,772.50 (subject to review in accordance with the provisions of paragraph 2.3 (Review of Service Charge Cap) below).

2.2	Notwithstanding the provisions of this Lease (but subject to paragraph 3.3 below), the Tenant’s liability or payments made during that year in respect of the Service Charge payment reserved by Clause 2(b)(i) shall not in any service charge period exceed the Service Charge Cap (or a proportionate part of the Service Charge Cap in respect of any period of less than 12 months).

Schedule 3: Service charge provisions

2.3	Review of Service Charge Cap

2.3.1	With effect from each relevant review date the Service Charge Cap is to be reviewed to such an amount as shall be the greater of:

(a)	the Service Charge Cap payable under this Lease immediately preceding the relevant review date; and

(b)	the amount calculated in accordance with the following formula:

S ×	B
A

2.4	The provisions of paragraph 2.2 shall not apply to any additional services provided by the Landlord at the Tenant’s request.

3	DEFINITION OF “DUE PROPORTION”

3.1	In this Schedule 3 (Service charge provisions) the expression “due proportion” means, in relation to the service charge, the proportion which is attributable to the Premises.

3.2	The due proportion is a fair and reasonable proportion which is to be calculated primarily on a comparison for the time being of the Net Internal Area of the Premises with the aggregate of the Net Internal Area of the Lettable Areas of the Building.

3.3	If the comparison in paragraph 3.2 is inappropriate having regard to the nature of any expenditure or item of expenditure incurred, or the premises in the Building which benefit from it or otherwise, the Landlord may in its reasonable discretion:

(a)	adopt such other method of calculation of the proportion of the expenditure to be attributed to the Premises as is fair and reasonable in the circumstances; and

(b)	in the exercise of its discretion, the Landlord may, if it is appropriate:

(i)	attribute the whole of the expenditure to the Premises; and

(ii)	make special attributions in the case of Sunday or other extended trading where only some occupiers of or traders in the Building elect to trade throughout the year, at certain times of the year, during public holidays or outside normal trading hours, but the Landlord is not required to take into account the length of the term or unexpired residue of the term of any tenancy in the Building.

4	ADVANCE PAYMENTS ON PRELIMINARY BASIS

4.1	The due proportion of the service charge is to be discharged by means of advance payments to be made on the rent payment dates under this Lease and by such additional payments as may be required under paragraph 5 (Service charge accounts and adjustments) and paragraph 6 (Unbudgeted expenditure).

4.2	The amount of each advance payment is to be the sum the Landlord may reasonably determine as equal in aggregate to the due proportion of the service charge for the relevant service charge period.

Schedule 3: Service charge provisions

4.3	The Landlord is to use all reasonable endeavours at least one month before the relevant service charge period both to provide the Tenant with an estimate of likely service charge expenditure and appropriate explanatory commentary, and to notify the Tenant of the advance payment determination in accordance with paragraph 4.2.

4.4	Until the Landlord gives notification of the advance payment determination for the relevant service charge period, the Tenant is to pay on account of each advance payment a sum equal to the amount of the last estimated quarterly advance payment in the previous service charge period and following the expiry of one month from the date notification of the advance payment determination is made, is to pay the balance (if any) of the amount of the relevant advance payment for the current service charge period.

4.5	For the purposes of this Schedule 3 (Service charge provisions) “service charge period” means the period of 12 months from 1 January to 31 December in each year (or such other period as the Landlord may from time to time determine) and notify to the Tenant in writing.

4.6	The service charge is to be treated as accruing on a day-to-day basis in order to ascertain yearly rates and for the purposes of apportionment in relation to periods other than one year.

5	SERVICE CHARGE ACCOUNTS AND ADJUSTMENTS

5.1	In this Schedule 3 (Service charge provisions) “Service Charge Code” means the RICS Code of Practice on Service Charges in Commercial Leases (Second Edition).

5.2	The Landlord is, as soon as may be practicable and in any event within four months after the end of each service charge period, to submit to the Tenant a statement duly certified by the Landlord’s accountant or auditors giving a proper summary of the service charge for the service charge period just ended and is, so far as is reasonably practicable to do so, to endeavour to ensure that the form, content and time of delivery of that statement and summary reflect the principles of best practice guidance of the Service Charge Code.

5.3	If the due proportion of the service charge as certified is more or less than the total of the advance payments (or the grossed-up equivalent of such payments if made for any period of less than the service charge period), then any sum due to, or payable by, the Landlord by way of adjustment shall promptly be paid or allowed, as the case may be.

5.4	The provisions of this paragraph 5 (Service charge accounts and adjustments) are to continue to apply, notwithstanding the termination of this Lease, in respect of any service charge period then current.

5.5	The Tenant is entitled to:

(a)	inspect the service charge records and vouchers of the Landlord at such location as the Landlord may reasonably appoint for the purpose during normal working hours on weekdays; and

(b)	at the Tenant’s expense take copies of them.

Schedule 3: Service charge provisions

6	UNBUDGETED EXPENDITURE

6.1	If the Landlord is required during any service charge period to incur or actually incurs unbudgeted expenditure which forms part of the service charge, the Landlord is to be entitled to recover from the Tenant the due proportion of the service charge representing the whole of that expenditure on the quarter day next following.

6.2	If funds collected by way of advance payments of service charge prove insufficient to meet an immediate liability (and there is no reserve fund available, or which may be applied, to meet the liability, and the circumstances arose otherwise than as mentioned in paragraph 10.3), the Landlord is to be entitled to borrow monies for the purpose from reputable banks at commercially competitive rates of interest, and the interest payable on the borrowing is to be recoverable as an item of the service charge.

7	RESERVES

7.1	With a view to securing so far as may reasonably be practicable that the service charge shall be progressive and cumulative rather than irregular and that tenants in the Building for the time being shall bear a proper part of accumulating liabilities which accrue in the future, the Landlord is entitled to include, as an item of service charge for any service charge period, an amount which the Landlord reasonably determines is appropriate to build up and maintain a reserve fund in accordance with the principles of good estate management provided that for the avoidance of doubt the Tenant is only obliged to pay a due proportion (as defined in this Schedule 3, Part 1 (Obligations of the parties) paragraph 3 (Definition of “due proportion”)) subject to the service charge cap and the other provisions of this Schedule (including without limitation this Schedule 3, Part 1 (Obligations of the parties) paragraph 10 (Tenant’s protection provisions)).

7.2	Any reserve fund is to be established and maintained to cover reasonable prospective and contingent costs of carrying out reasonably necessary repairs, decoration, maintenance and renewals and of complying with statutes, bylaws and regulations of all competent authorities and of the insurers in relation to the use, occupation and enjoyment of the tenants from time to time in the Building.

7.3	If the Landlord includes any provision for a reserve fund in the service charge the Landlord must specify in the statement of service charge what element of service charge relates to the reserve fund and what payments have been made out of any such reserve fund.

7.4	The Landlord shall not be entitled to utilise any part of the reserve fund unless all tenants in the Building are contributing towards the same or if any Lettable Area is unlet (or other tenants in the Building are not contributing towards the same) the Landlord is contributing a due proportion.

7.5	Any such reserve fund collected by the Landlord must until the same is expended be held in a separate deposit account on trust for tenants with interest accruing to the relevant account and not to the Landlord.

7.6	On expiry or sooner determination of the Term any sums contributed to the reserve fund by the Tenant which have not been expended in accordance with the terms of this Schedule shall be repaid to the Tenant within ten working days of expiry or sooner determination of the Term.

Schedule 3: Service charge provisions

8	ADVANCE PAYMENTS DEPOSIT ACCOUNT

8.1	This paragraph 8 (Advance payments deposit account) applies to that part of the monies (“relevant monies”) paid by the Tenant and other tenants and occupiers of the Building by way of service charge which has not yet been disbursed in payment of the costs and expenses of providing services in and to the Building.

8.2	The Landlord will keep the relevant monies in a separate account until and to the extent that they may be required for disbursement in payment of the costs and expenses of providing services in and to the Building.

8.3	Interest earned upon such account (less any tax payable) is to be credited to the account at regular rests in each year.

8.4	Until actual disbursement, the relevant monies are to be held by the Landlord for the benefit of the owners and occupiers of the Building as a class.

9	LANDLORD’S PROTECTION PROVISIONS

The Tenant is not entitled to object to the service charge (or any item comprised in it) or otherwise on any of the following grounds:

(a)	the inclusion in a subsequent service charge period of any item of expenditure or liability omitted from the service charge for any preceding service charge period;

(b)	an item of service charge included at a proper cost might have been provided or performed at a lower cost;

(c)	disagreement with any estimate of future expenditure for which the Landlord requires to make provision (so long as the Landlord has acted reasonably and in good faith and in the absence of manifest error);

(d)	the manner in which the Landlord exercises its discretion in providing services (so long as the Landlord acts in good faith and in accordance with the principles of good estate management);

(e)	the employment of managing agents to carry out and provide services under this Schedule 3, Part 1 (Obligations of the parties) on the Landlord’s behalf;

(f)	the Landlord is not concerned in the administration of or accounting for the service charge on an assignment of this Lease, and accordingly the Landlord:

(i)	is not required to make any apportionment relative to the assignment; and

(ii)	is entitled to deal exclusively with the Tenant in whom this Lease is for the time being vested (and for this purpose in disregard of an assignment of this Lease which has not been registered in accordance with Clause 3.11 (Registration of dispositions of this Lease)); and

(g)	the entitlement of the Landlord to assume that the benefit of a service provided by the Landlord will be enjoyed substantially at a time after the expiry of this Lease if the service is provided by the Landlord in good faith and it is generally of benefit to the tenants of the Landlord in the Building as a class;

Schedule 3: Service charge provisions

10	TENANT’S PROTECTION PROVISIONS

10.1	The following liabilities and expenses are to be excluded from the items comprising the service charge:

(a)	initial costs (including leasing of initial equipment) incurred in relation to the original design and construction of the Building and in relation to the plant and equipment serving or used in the Building;

(b)	costs attributable to the initial establishment of services to the Building that are reasonably to be considered part of the original development cost of the Building;

(c)	costs incurred in relation to the redevelopment of the Building;

(d)	costs incurred in relation to the marketing of empty lettable space in the Building;

(e)	costs of collecting rents and additional rents and of reviewing rents payable by tenants or occupiers of the Building;

(f)	costs of administering applications for consent to assign, sub-let or alter by tenants or occupiers of the Building;

(g)	any liability or expense for which the Tenant or other tenants or occupiers of the Building may individually be responsible under the terms of the tenancy (or other arrangement by which they use or occupy the Building); and

(h)	any expenditure recovered under any policy or policies of insurance effected by the Landlord to the extent such proceeds are actually received by the Landlord (the Landlord having used reasonable endeavours to recover the same and having complied with its obligations under this Lease in relation to insurance).

10.2	The costs of replacement and renewal may only be included as items comprising the service charge if:

(a)	the relevant items are beyond, or are shortly to become beyond, economic repair;

(b)	the relevant items are beyond, or are shortly to become beyond, efficient or economic operation, or are coming to the end of their projected useful life; or

(c)	replacement or renewal can be effected at a relatively low cost compared with the much greater cost that would probably be occasioned by material postponement.

10.3	The due proportion of the service charge may not be increased or altered by reason only that, at any relevant time, any part of the Building may be vacant or be occupied by the Landlord, or that any tenant or other occupier of another part of the Building may default in payment, or not be bound to pay, the full amount of its due proportion of the service charge.

Schedule 3: Service charge provisions

10.4	If the Landlord recovers monies, in exercise of its duties referred to in this Schedule 3, Part 2 (Essential services and heads of charge) paragraph 2 (Soft services) representing expenditure which has been or which would otherwise fall to be included in the service charge, the Landlord will set off or credit such monies against the service charge accordingly.

10.5	Where the Landlord recovers interest for late payment in enforcement of the obligation of any tenant or other occupier of any part of the Building to pay the full amount of its due proportion of the service charge, the Landlord is to set off or credit the interest (or a due proportion) (less any tax paid) against the service charge unless and to the extent that the Landlord has funded the liability itself.

11	MANAGEMENT CHARGES

The Landlord is entitled to include in the service charge:

(a)	a reasonable fee for the provision of services where the services are not carried out by managing agents or others provided that such fee does not exceed 15% of total service charge costs;

(b)	the reasonable cost of employing managing agents for the carrying out and provision of services under this Schedule 3 (Service charge provisions) provided that such fee does not exceed 15% of total service charge costs; and

(c)	the reasonable cost of the accountants or auditors for auditing the service charge or providing other services in connection with the service charge.

12	THE LANDLORD’S OBLIGATION TO PROVIDE SERVICES

12.1	Subject to the payment of the due proportion of the service charge by the Tenant in the manner required and at the times required under this Lease (save to the extent the same or any part is the subject of a bona fide dispute) and to the following provisions of this paragraph 12 (The Landlord’s obligation to provide services), the Landlord is to provide the services specified in this Schedule 3, Part 2 (Essential services and heads of charge) and may provide the services specified in this Schedule 3, Part 3 (Discretionary services and heads of charge) in accordance with the principles of good estate management.

12.2	The Landlord is not to be liable to the Tenant for failure to provide any services in this Schedule 3, Part 2 (Essential services and heads of charge) to the extent that the Landlord is prevented from doing so by Insured Risks and other perils, accidents, strikes, lock-outs of workmen or other cause beyond the Landlord’s reasonable control (provided that such failure and/or interruption could not have reasonably been prevented or shortened by the exercise of proper care, attention and diligence) but in such circumstances the Landlord shall restore such services as soon as reasonably practicable.

12.3	The Landlord is not to be under any obligation to the Tenant to continue the provision of the services specified in this Schedule 3, Part 3 (Discretionary services and heads of charge) and may in its absolute discretion vary, extend, alter or add to such services if the Landlord reasonably considers that by so doing the amenities in the Building may be improved and/or the management of the Building may be more efficiently conducted.

Schedule 3: Service charge provisions

Part 2

Essential services and heads of charge

1	UTILITIES

1.1	The payment of any Outgoings in respect of the Common Parts.

1.2	The costs (being metered costs where practicable in connection with the Common Parts) incurred or provided by or on behalf of the Landlord in connection with the Utilities used in the Common Parts and in providing the services specified in this Schedule 3 (Service charge provisions) and a fair and reasonable proportion of the Landlord’s Energy Management Costs which is attributable on a fair and reasonable basis to the Common Parts which proportion shall be based on a comparison of energy supplied to the Common Parts with the energy supplied to the Building and to the provision of the services specified in this Schedule 3 (Service charge provisions).

2	SOFT SERVICES

2.1	The provision, during normal business hours, of such heating as may be appropriate in the prevailing climatic conditions, air conditioning and ventilation and of hot water to the hot water taps in the Building.

2.2	The provision of cold water to the cold water taps in the Building.

2.3	The cleaning, lighting and maintenance of the Common Parts.

2.4	The furnishing, carpeting and equipping and ornamentation of the Common Parts.

2.5	Refuse disposal.

2.6	The cleaning and emptying of drains serving the Building and other Conducting Media.

2.7	The cleaning of the outside of all windows in the Building (including the outside of the windows of the Premises).

2.8	Making representations which the Landlord in its discretion reasonably considers should be made against, or otherwise contesting, the incidence of the provisions of any legislation, order, regulation, notice or statutory requirement relating to or affecting the whole or any part of the Building.

2.9	The proper costs of pursuing and enforcing any claim, and taking or defending any proceedings which the Landlord may in its discretion make, take or defend:

(a)	against contractors, consultants, architects, consulting engineers and surveyors and any other professionals employed or engaged in connection with the construction and/or refurbishment and/or repair of the Building and/or the Premises or any other third party, for the remedy of a defect, repairs in or to the Building or otherwise for which they or any of them may be liable; and

(b)	for the purpose of establishing, preserving or defending any rights, amenities or facilities used or enjoyed by the tenants and occupiers of the Building or any part of it or to which they may be entitled.

2.10	The engagement of security officers and security services.

2.11	The provision of reception facilities.

Schedule 3: Service charge provisions

3	HARD SERVICES

3.1	The repair, maintenance, renewal and replacement of all plant and equipment required for or in connection with heating, air conditioning, ventilation and hot and cold water.

3.2	The provision, maintenance, repair, inspection, renewal and replacement of directional signs and other informative notices in the Common Parts.

3.3	The operation of a lifts service.

3.4	The repair, maintenance, renewal and replacement of the lifts and of all plant and equipment required for or in connection with the operation of the lifts.

3.5	The repair, decoration, maintenance, renewal, replacement, rebuilding, cleaning and upkeep of the structure, floors, walls, main drains, foundations, exterior and roof of the Building, the Common Parts, the Conducting Media and other common service facilities and of plant, equipment, and tools serving or used in the Building.

3.6	Compliance with all statutes, bylaws, regulations and the requirements of all competent authorities and of the insurers in relation to the use and enjoyment of the Common Parts and the Building as a whole.

3.7	The operation, maintenance, repair and replacement of computer and other monitoring apparatus for the efficient operation of all services.

3.8	The operation, maintenance, repair and replacement of:

(a)	fire alarms, sprinkler systems and ancillary apparatus, fire prevention and fire-fighting equipment and apparatus and fire telephone systems; and

(b)	security alarms apparatus and systems in the Building.

4	INSURANCES

4.1	Insurance of the Landlord against employers’ liability risks in respect of the Building.

4.2	Engineering insurances for lifts, boilers, air conditioning, plant, lightning conductor equipment, and all other electrical or mechanical equipment and apparatus in the Building.

4.3	Any other insurances the Landlord may reasonably effect in respect of or incidental to the Building, its operation and management.

Part 3

Discretionary services and heads of charge

1	MANAGEMENT

1.1	The provision and operation of management premises at the Building (which includes without limitation management offices, storage areas, workshops and

Schedule 3: Service charge provisions

other areas used in connection with the proper provision of services referred to in this Schedule at the Building) equipped with computer and other monitoring equipment.

1.2	Outgoings (including business rates) in respect of any management premises at the Building.

1.3	The operating costs of any management premises at the Building.

1.4	The payment of rent and service charge (if any) payable by the Landlord, in relation to any management premises at the Building.

2	SOFT SERVICES

2.1	Employment of a building manager, housekeeper, porter, caretaker, cleaning staff, gardener or other staff for the maintenance and upkeep of, and the provision of services in, the Building, including (without limitation) National Insurance and pension contributions of such employees and recruitment and redundancy costs as appropriate.

2.2	The provision of uniforms, overalls and protective clothing for such employees or other staff required in connection with their duties.

2.3	The provision of security arrangements for entry to the Building, the safety of occupiers and users of the Building and their property kept in the Building.

2.4	The provision and maintenance of any furniture, furnishings, decorations and features in the Common Parts.

2.5	The provision, maintenance, operation and replacement of any signs, loudspeakers, public address or music broadcast systems, closed circuit television entry phone, internal telephones and audio and visual display technology monitors in the Common Parts.

3	HARD SERVICES

Landscaping, planting and replanting and the maintenance and upkeep of the Common Parts and of garden or grassed areas.

4	OTHER

4.1	The provision of any other services as the Landlord from time to time agrees or (acting reasonably in accordance with principles of good estate management) elects to provide.

4.2	Professional fees properly and reasonably incurred by or on behalf of the Landlord in accordance with the provision of the services referred to in this Schedule.

Schedule 4: Guarantee provisions

Schedule 4

Guarantee provisions

Part 1

Form of guarantee on assignment

1	[GUARANTEE

1.1	The Guarantor covenants with the Landlord as primary obligor that the Tenant will pay the rents reserved by, and perform and observe the Tenant’s covenants in, this Lease, and the Guarantor will pay and make good to the Landlord on demand any losses, damages, costs, and expenses suffered or incurred by the Landlord if the Tenant fails to do so.

1.2	The covenant in paragraph 1.1 remains in force for so long as, and to the extent that, the Tenant is not released by operation of law (otherwise than by disclaimer) from liability for the tenant covenants in this Lease.

1.3	The Guarantor also covenants with the Landlord as primary obligor that the Tenant will observe and perform its obligations under any authorised guarantee agreement to be entered into by the Tenant under the terms of this Lease, and will pay and make good to the Landlord on demand any losses, damages, costs and expenses suffered or incurred by the Landlord if the Tenant fails to do so.

1.4	For the purposes of these provisions, references to the “Tenant” are to the assignee of this Lease in relation to whom the guarantee to the Landlord is given, and none other.

2	NO WAIVER OR RELEASE OF LIABILITY

The liability of the Guarantor under these provisions will not be affected by:

(a)	forbearance, the granting of time or other indulgence of the Landlord against the Tenant in connection with this Lease;

(b)	a variation of this Lease, which the Guarantor has consented to (but subject to section 18 of the Landlord and Tenant (Covenants) Act 1995);

(c)	any invalidity of any of the rights against the Tenant or any unenforceability of any of them against the Tenant;

(d)	the Tenant being dissolved or being struck off the register of companies or otherwise ceasing to exist, or, if the Tenant is an individual, by the Tenant dying or becoming incapable of managing its affairs;

(e)	without prejudice to paragraph 3 (Guarantor to accept new lease upon re-entry and disclaimer), the disclaimer of the Tenant’s liability under this Lease or the termination of this Lease by re-entry;

(f)	the surrender of part of the Premises, in which event the liability of the Guarantor under this guarantee will continue in respect of that part of the Premises not surrendered (after making any necessary apportionment under section 140 of the Law of Property Act 1925);

(g)	the existence of or dealing with, exercising, varying, exchanging or failing to perfect or enforce any rights against the Tenant or of any other rights or

Schedule 4: Guarantee provisions

security which the Landlord may have or acquire against the Tenant or any other person who is liable in respect of its obligations under the Lease; and/or

(h)	any other act or omission of the Landlord or the Tenant save written release by deed of the Guarantor by the Landlord.

3	GUARANTOR TO ACCEPT NEW LEASE UPON RE-ENTRY AND DISCLAIMER

3.1	If this Lease is properly terminated by re-entry by the Landlord or by disclaimer, the Guarantor will (on written notice given by the Landlord within three months after the date of termination) take from the Landlord a lease of the Premises.

3.2	The lease to be granted to the Guarantor under paragraph 3.1 is to be on the following terms:

(a)	the term is to commence on the date of termination of this Lease and to be equal to the residue of the Term which would have remained unexpired at that date if this Lease had not then been terminated;

(b)	the yearly rent is to be the same as would have been payable under this Lease if it had not been terminated and, if a rent review operative from a review date before the grant of the lease had not been completed, the Guarantor will complete the rent review with the Landlord as if it had been the Tenant under this Lease in order to establish the commencing yearly rent under the lease;

(c)	the lease is otherwise to be on the same terms and conditions as would have applied under this Lease if it had not been terminated; and

(d)	the Guarantor is to succeed to the rights, and assume the liability, of the Tenant under this Lease as if this Lease had not been terminated.

4	SUBORDINATION OF RIGHTS OF THE GUARANTOR

4.1	The provisions of paragraph 4.2 are to apply unless the Landlord has no subsisting claim against the Tenant for non-payment of rent or for breach of obligation under this Lease.

4.2	The Guarantor may not without the consent of the Landlord:

(a)	seek to recover from the Tenant, or any third party whether directly or by way of set-off, lien, counterclaim or otherwise or accept any money or other property or security, or exercise any rights in respect of any sum which may be or become due to the Guarantor on account of the failure by the Tenant to observe and perform the tenant covenants in this Lease; nor

(b)	(in competition with the Landlord) claim, prove or accept any payment in a winding-up, liquidation, bankruptcy, composition with creditors or other form of arrangement on the insolvency of the Tenant, for money owing to the Guarantor by the Tenant.

4.3	The Guarantor warrants that it has not taken, and undertakes with the Landlord that it will not without the consent of the Landlord take, any security from the Tenant in respect of this guarantee and, if security is nevertheless taken, it is to be held on trust for the Landlord as security for the respective liabilities of the Guarantor and the Tenant.]

Schedule 4: Guarantee provisions

Part 2

Form of authorised guarantee agreement

1	[GUARANTEE

1.1	The Guarantor covenants with the Landlord as primary obligor that the Tenant will pay the rents reserved by, and perform and observe the Tenant’s covenants in, this Lease, and the Guarantor will pay and make good to the Landlord on demand any losses, damages, costs, and expenses suffered or incurred by the Landlord if the Tenant fails to do so.

1.2	The covenant in paragraph 1.1 remains in force for so long as, and to the extent that, the Tenant is not released by operation of law (otherwise than by disclaimer) from liability for the tenant covenants in this Lease.

1.3	For the purposes of these provisions, references to the “Tenant” are to the assignee of this Lease in relation to whom the guarantee to the Landlord is given, and none other.

2	NO WAIVER OR RELEASE OF LIABILITY

The liability of the Guarantor will not be affected by:

(a)	forbearance, the granting of time or other indulgence of the Landlord against the Tenant in connection with this Lease;

(b)	a variation of this Lease, which the Guarantor has consented to (but subject to section 18 of the Landlord and Tenant (Covenants) Act 1995);

(c)	any invalidity of any of the rights against the Tenant or any unenforceability of any of them against the Tenant;

(d)	the Tenant being dissolved or being struck off the register of companies or otherwise ceasing to exist, or, if the Tenant is an individual, by the Tenant dying or becoming incapable of managing its affairs;

(e)	without prejudice to paragraph 3 (Guarantor to accept new lease upon disclaimer), the disclaimer of the Tenant’s liability under this Lease or the termination of this Lease by re-entry;

(f)	the surrender of part of the Premises, in which event the liability of the Guarantor under this guarantee will continue in respect of that part of the Premises not surrendered (after making any necessary apportionment under section 140 of the Law of Property Act 1925);

(g)	the existence of or dealing with, exercising, varying, exchanging or failing to perfect or enforce any rights against the Tenant or of any other rights or security which the Landlord may have or acquire against the Tenant or any other person who is liable in respect of its obligations under the Lease; and/or

(h)	any other act or omission of the Landlord or the Tenant save written release by deed of the Guarantor by the Landlord.

Schedule 4: Guarantee provisions

3	GUARANTOR TO ACCEPT NEW LEASE UPON DISCLAIMER

3.1	If this Lease is properly terminated by disclaimer, the Guarantor will (on written notice given by the Landlord within three months after the date of termination) take from the Landlord a lease of the Premises.

3.2	The lease to be granted to the Guarantor under paragraph 3.1 is to be on the following terms:

(a)	the term is to commence on the date of termination of this Lease and to be equal to the residue of the Term which would have remained unexpired at that date if this Lease had not then been terminated;

(b)	the yearly rent is to be the same as would have been payable under this Lease if it had not been terminated and, if a rent review operative from a review date before the grant of the lease had not been completed, the Guarantor will complete the rent review with the Landlord as if it had been the Tenant under this Lease in order to establish the commencing yearly rent under the lease;

(c)	the lease is otherwise to be on the same terms and conditions as would have applied under this Lease if it had not been terminated; and

(d)	the Guarantor is to succeed to the rights, and assume the liability, of the Tenant under this Lease as if this Lease had not been terminated.

4	SUBORDINATION OF RIGHTS OF THE GUARANTOR

4.1	The provisions of paragraph 4.2 are to apply unless the Landlord has no subsisting claim against the Tenant for non-payment of rent or for breach of obligation under this Lease.

4.2	The Guarantor may not without the consent of the Landlord:

(a)	seek to recover from the Tenant, or any third party whether directly or by way of set-off, lien, counterclaim or otherwise or accept any money or other property or security, or exercise any rights in respect of any sum which may be or become due to the Guarantor on account of the failure by the Tenant to observe and perform the tenant covenants in this Lease;

(b)	(in competition with the Landlord) claim, prove or accept any payment in a winding-up, liquidation, bankruptcy, composition with creditors or other form of arrangement on the insolvency of the Tenant, for money owing to the Guarantor by the Tenant; nor

(c)	exercise any right or remedy in respect of any amount paid by the Guarantor under this Lease or any liability incurred by the Guarantor in observing, performing or discharging the obligations and covenants of the Tenant.

4.3	The Guarantor warrants that it has not taken, and undertakes with the Landlord that it will not without the consent of the Landlord take, any security from the Tenant in respect of this guarantee and, if security is nevertheless taken, it is to be held on trust for the Landlord as security for the respective liabilities of the Guarantor and the Tenant.]

Schedule 4: Guarantee provisions

EXECUTION PAGE

Signed as a Deed by LAXTON PROPERTIES LIMITED acting by its sole corporate director SPFL CORPORATE SERVICES LIMITED, itself acting by:	) ) ) )

being persons who, in accordance with the laws of that territory, are acting under the authority of that company	Authorised Signatory /s/ Neil Marais

Print name Neil Marais

Authorised Signatory /s/ Aaron Taylor

Print name Aaron Taylor

Schedule 4: Guarantee provisions

Executed as a deed by LEARNING TREE INTERNATIONAL LIMITED acting by:	) )

Director /s/ Richard Chappell

Print name Richard Chappell

Director/Secretary /s/ Rob Harvey

Print name Rob Harvey

Executed as a deed by LEARNING TREE INTERNATIONAL INC a company incorporated in the State of Delaware USA by:	) ) )

Authorised Signatory /s/ Max Shevitz

being a person who, in accordance with the laws of that territory, is acting under the authority of that company	Print name Max Shevitz